EXHIBIT 99.1

                                  NEWS RELEASE

BW Account Number 1079001
DATE:           December 23, 2002 2:00pm E.S.T.
CONTACT:        James L. Saner, Sr., President and CEO
                MainSource Financial Group 812-663-0157


                    MAINSOURCE FINANCIAL GROUP-NASDAQ, MSFG -
                    Announces Effect of Adoption of FASB 147

Greensburg, Indiana (NASDAQ: MSFG) - James L. Saner, Sr., President and Chief Executive Officer of MainSource Financial Group, announced today that with the adoption of the new accounting standard FASB Statement No. 147, the Company will recognize an additional $550,000 of net income in the fourth quarter of 2002. These additional earnings equate to $.085 on a per share basis.

The accounting standard, which applies to certain branch acquisitions, became effective October 1, 2002 and is applied retroactively to the beginning of 2002. Under the standard, previously unidentified intangible assets are reclassified to goodwill if certain criteria are met. The amounts reclassified to goodwill are not amortized, but remain on the balance sheet and are periodically tested for impairment.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the Nasdaq Stock Market (trading symbol: MSFG) and is a community-focused, multi-bank, financial services oriented holding company with assets of approximately $1.2 billion. Through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana; Regional Bank, New Albany, Indiana; and Capstone Bank, Watseka, Illinois, it operates 42 offices in 18 Indiana counties and seven offices in three Illinois counties. Through its insurance subsidiary, MainSource Insurance, it operates five offices in Indiana as well as one in Owensboro, Kentucky.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.

                                      *****

  MainSource Financial Group, Inc., 201 N. Broadway, Greensburg, Indiana 47240